EXHIBIT 10.3
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
The date of this document is ________.

RESTRICTED STOCK AGREEMENT

UNDER THE
TEREX CORPORATION
2018 OMNIBUS INCENTIVE PLAN

Agreement, made as of the [DATE] between TEREX CORPORATION, a Delaware corporation, having an office at 200 Nyala Farm Road, Westport, Connecticut 06880 (hereinafter called the “Corporation”) and [GRANTEE’S NAME] (the “Participant”).

W I T N E S S E T H:

The Corporation hereby grants the Participant as of [GRANT DATE] (“Date of Grant”) [####] shares of the common stock of the Corporation of the par value of $.01 per share (“Common Stock”) subject to the following terms and conditions:

1.    Forfeitures and Vesting.

The Participant shall receive Common Stock in accordance with the following, but subject to forfeiture as described below:

If the Corporation achieves [the performance target for the performance period (the “Performance Target”), then the Participant shall receive [_____] shares of Common Stock (the “Target Award Shares”). The Committee may make such adjustments, to the extent it deems appropriate, to the ROIC calculation to compensate for or reflect any material changes that may have occurred in accounting practices, tax laws, other laws or regulations, the financial structure of the Company, acquisitions or dispositions of businesses or any significant non-recurring items that, in the sole judgment of the Committee, alter or affect the computation of ROIC.

For each percent increase in attainment above the Performance Target, the number of shares of Common Stock to be received by the Participant hereunder will increase by [___]. For attainment at or above [___]% of the ROIC Target, the number of shares of Common Stock to be received by the Participant hereunder will be capped at [___]% of the Target Award Shares (such maximum number, the “Maximum Award Shares”).

For each [percentage point] decrease in attainment below the Performance Target, the number of shares of Common Stock to be received by the Participant hereunder will decrease [___]%. For attainment that is [__]% of the Performance Target, the number of shares of Common Stock to be received by the Participant hereunder will be [__]% of the Target Award Shares. If the Committee determines that less than [__]% of the Performance Target is achieved, no shares of Common Stock will be received by the Participant hereunder and the Target Award Shares shall be immediately forfeited.

The total number of shares of Common Stock to be received pursuant to this agreement (which in any event cannot exceed the Maximum Award Shares) shall be the “Award Shares.” Any required payment of Award Shares will occur as soon as administratively practicable on the later of [_______] or, after the Corporation’s [____] financial statements are completed and filed with the Securities and Exchange Commission (the “Payment Date”).

If the Participant terminates employment with the Corporation and its subsidiaries and affiliates at any time prior to the Payment Date (other than in the case of the Participant's death or Disability), then the Participant will forfeit all rights to any Award Shares hereunder. An individual who is employed by a subsidiary or affiliate of the Corporation shall be deemed to have ceased employment with the Corporation at such time as the Corporation owns, either directly or indirectly, less than 50% of the total combined voting power of all classes of stock entitled to vote of such subsidiary or affiliate.

If there has not been a forfeiture as set forth in the preceding paragraphs, then in the event of the occurrence prior to the Payment Date of (i) the Participant’s death or Disability or (ii) a Change in the Control of the Corporation, the Participant shall receive the Award Shares (or the Target Award Shares in the event that the Corporation’s 2019 financial statements have not yet been completed and filed with the Securities and Exchange Commission). For the purposes of this Agreement, the merger of the Corporation with a public company (“New Parent”) (A) whose shares trade on the NASDAQ Stock Market or New York Stock Exchange as a U.S. public company and (B) whose average daily trading volume for the last full fiscal year prior to the merger of the Corporation with such public company is at least 80% of the average trading volume of the Corporation for the same time period shall not be considered nor result in a Change in Control of the Corporation (the “Merger Transaction”). An individual who is employed by a subsidiary or affiliate of the Corporation shall be deemed to have ceased employment with the Corporation at such time as the Corporation owns, either directly or indirectly, less than 50% of the total combined voting power of all classes of stock entitled to vote of such subsidiary or affiliate.

2.    Transfer Restrictions. The Award Shares are not transferable and shall not be sold, assigned, pledged or otherwise transferred by the Participant until received by the Participant (that is, when they are no longer subject to forfeiture).

3.    Plan. The Award Shares are awarded pursuant to the Terex Corporation 2018 Omnibus Incentive Plan (the "Plan") and are subject to all of the terms and conditions of said Plan, which is hereby incorporated herein by reference. All capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Plan.

4.    Tender Offer or Merger. Award Shares (i) may be tendered in response to a tender offer for or a request or invitation to tenders of greater than 50% of the outstanding common stock of the Corporation or (ii) may be surrendered in a merger, consolidation or share exchange involving the Corporation; provided, in each case, that the securities or other consideration received in exchange therefor shall thereafter be subject to the restrictions and conditions set forth herein (the “New Securities”), provided, further, that in the event that New Parent is unable to issue New Securities that are equivalent in value and terms and with restrictions that are no more onerous than the Award Shares then the Award Shares (or the Target Award Shares in the event that the Corporation’s 2019 financial statements have not yet been completed and filed with the Securities and Exchange Commission) shall vest upon the closing of the Merger Transaction. If the New Securities are issued and the Participant’s employment is terminated within 24 months following the Merger Transaction by the Corporation without Cause or by the Participant for good reason, the New Securities that have not previously vested will become fully vested immediately upon the termination of the Participant’s employment with the Corporation.

5.    Withholding Taxes. In order to enable the Corporation to meet any applicable federal, state or local withholding tax requirements arising as a result of the Participant’s receiving his or her Award Shares, the Participant shall pay the Corporation the amount of tax to be withheld in connection with Participant's receipt of the Award Shares. In the alternative, the Participant may elect, subject to Article 21 of the Plan, to satisfy such obligation by having the Corporation withhold shares of Common Stock that otherwise would be delivered to the Participant as a result of the Participant’s receiving Award Shares.

6.    Award Share Certificates. The Corporation shall cause the Award Shares to be transferred on the books of the Corporation and registered in the name of the Corporation as nominee for the Participant until all restrictions lapse or such shares are forfeited as provided herein. Upon the restriction lapse, Award Shares shall be transferred from the books of the Corporation to the books of the Plan recordkeeper, in street name, for the benefit of the Participant.

7.    Government Regulations. Notwithstanding anything contained herein to the contrary, the Corporation’s obligation to issue and deliver certificates evidencing the Award Shares shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.    Employment. Participation in the Plan shall not affect the Corporation's right to discharge a Participant or constitute an agreement of employment between the Participant and the Corporation.

9.    Governing Law. Except as otherwise provided, this Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first hereinabove written.

TEREX CORPORATION

By:    _______________________________
[CORPORATE OFFICER]

_______________________________
[GRANTEE’S NAME]

Annex I

ROIC is determined by dividing the sum of net operating profit after-tax (“NOPAT”) for each of the previous four quarters by the average of Debt less Cash and cash equivalents plus Terex Corporation stockholders’ equity for the previous five quarters. NOPAT for each quarter is calculated by multiplying Income (loss) from operations by one minus the annualized effective tax rate.

In the calculation of ROIC, income (loss) from operations, annualized effective tax rate and Terex Corporation stockholders’ equity shall be adjusted to remove the effects of the impact of certain transactions in order to create a measure that is useful to understanding the operating results and the ongoing performance of the underlying business without the impact of unusual items. Cash and cash equivalents and Debt shall be adjusted to include amounts recorded as held for sale. TFS Assets and results from operations shall be excluded from the calculations. Debt is calculated using amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion.